Exhibit 10.14

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement is entered into as of October 18th, 2013 (this “Amendment”), by and between CITY NATIONAL BANK (“Bank”) and FIVE9, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of March 8, 2013, as amended from time to time (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following terms are added to Section 1.1 or amended, as follows:

“Credit Extension” means each Advance, Term Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

“First Amendment Date” means October 18th, 2013.

“Guarantor Subsidiary” means a Subsidiary that executes a Guaranty.

“Guaranty” means an Unconditional Guaranty in form and substance reasonably acceptable to Bank.

“Term Advance” means a cash advance under Section 2.1(b).

“Term Maturity Date” means March 31, 2017.

2. Clause (h) is added to the defined term, “Permitted Investments”, as follows:

(h) Investments in Guarantor Subsidiaries in an aggregate amount of up to $500,000 outstanding at any time.

3. Section 2.1(b) is added to the Agreement, as follows:

(b) Term Advance. Subject to and upon the terms and conditions of this Agreement, Borrower may request, and Bank shall lend, one Term Advance to Borrower on the First Amendment Date in a principal amount of Five Million Dollars ($5,000,000). Borrower shall use the proceeds of the Term Advance in connection with the transaction involving Hyfiniti, and pay related costs over the year following that transaction. Borrower shall make interest-only payments on the principal amount of the Term Advance on the last Business Day of each month, beginning October 31,

2013 and continuing through September 30, 2014. Beginning October 31, 2014, and continuing on the last day of each succeeding month, Borrower shall make equal monthly payments of principal, plus accrued interest, on the Term Advance. On the Term Maturity Date, Borrower shall pay Bank an amount equal to all accrued but unpaid interest and any outstanding principal of the Term Advance. Borrower may prepay all, but not less than all, of the Term Advance, provided that Borrower shall pay a prepayment fee equal to one percent (1.0%) of the amount of any prepayment made on or before the first anniversary of the First Amendment Date, which fee shall be due at the time of such prepayment.

4. Section 2.3(a) is amended to read as follows: “(a) Interest Rates. Except as set forth in Section 2.3(b), (i) the Advances shall bear interest, on the outstanding daily balance thereof, at a floating rate per annum equal to one and one quarter percent (1.25%) above the Prime Rate and (ii) the Term Advance shall bear interest, on the outstanding daily balance thereof, at a floating rate equal to one and one half percent (1.50%) above the Prime Rate.

5. Section 8.7 is added to the Agreement, to read as follows:

8.7 Guaranty. If any Subsidiary Guarantor fails to perform any obligation under its Guaranty, or if any Guaranty ceases to be in full force and effect.

6. Upon the date that Borrower’s cash at Bank is less than $5,500,000 (the “Trigger Date”), Borrower shall deliver to Bank a term sheet reasonably acceptable to Bank providing for a net new equity investment in Borrower of not less than $20,000,000 (the “New Equity”). Borrower shall deliver to Bank evidence reasonably acceptable to Bank that Borrower has received the proceeds of the New Equity within forty-five (45) days following the Trigger Date.

7. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

8. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

10. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

(a) this Amendment;

(b) a Warrant to Purchase Stock;

(c) the Guaranty;

(d) payment of a fee of $12,500, plus all Bank Expenses incurred through the date hereof;

(e) copies of the agreements relating to the merger involving Face It Corp.; and

(f) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

FIVE9, INC.

By:	/s/ David Hill
Title:	Vice President—Finance

CITY NATIONAL BANK

By:	/s/ Larry Sherman
Title:	Vice President